Exhibit 99.1

American Eagle Outfitters Reports April Sales Of $192 Million

Same Store Sales Decrease 6%

Reiterates First Quarter EPS Guidance

Repurchased 4 Million Shares

Pittsburgh - May 6, 2010 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended May 1, 2010 decreased 1% to $192 million, compared to $194 million for the four weeks ended May 2, 2009.  Consolidated comparable store sales decreased 6% for the month, compared to a 5% decrease for the same period last year.

Total sales for the first quarter ended May 1, 2010 increased 8% to $659 million, compared to $612 million for the quarter ended May 2, 2009. Comparable store sales increased 5% for the quarter compared to a 10% decline for the same period last year.

The company is reiterating its first quarter non-GAAP earnings guidance of $0.15 to $0.17 per diluted share. This guidance excludes estimated charges and an operating loss related to the MARTIN+OSA business as outlined in the table which follows. It also excludes potential investment security charges. Last year, the company reported first quarter non-GAAP earnings of $0.11 per diluted share, which excluded a tax benefit, a realized loss related to the sale of investment securities and an operating loss related to MARTIN+OSA, as outlined in the table which follows.

In April, the company repurchased 4 million shares at a cost of approximately $72 million. The company currently has authorization to repurchase an additional 26 million shares, which expires at the end of fiscal 2010.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company's operating performance, when reviewed in conjunction with the company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company's business and operations.

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ended
	May 1, 2010	May 1, 2010	May 2, 2009
	Low Range	High Range
Diluted EPS on a GAAP basis	$-	$0.02	$0.11
Add back: Impact of store impairment
	0.05	0.05	-
Add back: MARTIN+OSA operating loss and shut down costs	0.10	0.10	0.03
	0.15	0.17	0.14
Deduct: Tax benefit
	-	-	(0.04)
Add back: Impact of realized loss related to sale of investment securities	-	-	0.01
Non-GAAP Diluted EPS	$0.15	$0.17	$0.11

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 938 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 139 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids by american eagle, is available online only at www.77kids.com. The 77kids brand offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc., ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's first quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300